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                                                  EXHIBIT 4.17
CHEMICAL


Chemical Bank                                      Robert J. Arth
633 Third Avenue                                   Vice President
New York, N.Y. 10017-6764                      Asset Based Region
212/622-5273
Fax 212/622-5271


Mr. Harvey Kesner                               November 15, 1995
Senior Vice President and General Counsel
American Banknote Corporation
51 West 52nd Street
New York, N.Y. 10019

                              Re:  Commitment Extension

Dear Mr. Kesner:

We refer to the Letter dated September 20, 1995 (together with the Outline of Terms attached thereto, collectively, the "Commitment Letter"; terms used and not otherwise defined herein shall be used as defined in the Commitment Letter), by Chemical Bank (the "Bank") to American Banknote Corporation and accepted by American Banknote Company and American Bank Note Holographics, Inc. (collectively, the "Company").

As you are aware, the Bank has been presented recently with new information of a nature which may be material regarding the Company and its plans. The Company acknowledges that this new information may be material and that it could have a material affect on the financial performance of the Company in a manner not previously contemplated by either the Bank or the Company. The Company also acknowledges that the documentation negotiated to date under the Commitment Letter (including, without limitation, draft financial covenants contained in the proposed Credit Agreement), did not take this new information into account.

The Company has now requested that the Bank extend its commitment under the Commitment Letter until December 15, 1995 and the Bank is willing to do so subject to the following: the commitment of the Bank under the Commitment Letter to extend financing to the Company shall be subject to: (a) the delivery by the Company to the Bank promptly but in any event no later than December 8, 1995, of a business plan (the "Business Plan") which shall be satisfactory in all respects to the Bank, and which shall include detailed financial information (including, without limitation, projected capital expenditures) and such other information as the Bank shall request and (b) the satisfaction by the Company by not later than December 15, 1995 of the other terms and conditions set forth in Commitment Letter as such terms and conditions may be modified by the Bank in its sole discretion based upon the information presented in the Business Plan. The Commitment Letter shall expire in any event on December 15, 1995. Except as specifically set forth herein, the Commitment Letter, and all the terms and provisions thereof, shall remain in full force and effect.

If the above correctly sets forth your understanding of the terms of the extension of the Commitment Letter, please indicate your acceptance by signing in space provided below and returning the original to us by not later than 5:00 PM today. In consideration of the agreement of the Bank to extend the Commitment Letter, please (x) include with your original hereof a check in the amount of $100,000.00 which shall constitute a portion of the Structuring Fee (with the balance due and payable a set forth in the Outline of Terms) and (y) wire the sum of $94,071.49 to the account of Kaye, Scholer, Fierman, Hays & Handler at Chemical Bank as payment of the legal fees, costs and expenses of the Bank incurred through November 9, 1995. With respect to the Structuring Fee payment referred to in (x) above only, Chemical Bank if the transaction shall fail to close solely because the Business Plan is not satisfactory to Chemical Bank, will, after considering the resources expended by it in connection with the financing contemplated by the Commitment Letter, including without limitation, reviewing the Business Plan, discuss with the Company a refund (based solely on Chemical Bank's assessment of such resources expended) of a portion of the Structuring Fee referred to in (x) above. Please be advised that we anticipate there shall be additional fees, costs and expenses of Kaye, Scholer incurred in closing the transaction and that you shall be responsible for payment thereof in accordance with the Commitment Letter.

                                   Very Truly Yours,

                                   CHEMICAL BANK


                                   /s/
                                   Robert J. Arth
                                   Vice President


Accepted this 15th day of November, 1995:

American Bank Note Company

By:  /s/ Harvey J. Kesner

Name:     Harvey J. Kesner
Title:    Sr. Vice President


American Bank Note Holographics, Inc.

By:  /s/ Harvey J. Kesner

Name:     Harvey J. Kesner
Title:    Sr. Vice President


American Banknote Corporation

By: /s/ Harvey J. Kesner

Name:     Harvey J. Kesner
Title:    Sr. Vice President